PERKINS COIE
          A Law Partnership Including Professional Corporations
     1201 Third Avenue, 40th Floor  Seattle, Washington 98101-3099
     Telephone:  (206) 583-8888  Facsimile:  (206) 583-8500



                                       Exhibit 5.1

                       August 12, 1997



Board of Directors
NeoPath, Inc.
8271-154th Avenue N.E.
Redmond, WA  98052

     Re:  Registration of 421,132 Shares of Common Stock

Dear Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which you are filing with the Securities and Exchange Commission with respect to 421,132 currently issued and outstanding shares (the "Shares") of Common Stock, $.01 par value per share, of NeoPath, Inc. (the "Company"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,


PERKINS COIE